Filed Pursuant to Rule 424(b)(5)
                                                             File No. 333-101057

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated December 10, 2002)

                                1,591,307 Shares

                                  VaxGen, Inc.

                                  Common Stock

--------------------------------------------------------------------------------

We are offering 1,591,307 shares of our common stock to an institutional investor pursuant to this prospectus supplement and the accompanying prospectus. The common stock will be purchased at the negotiated price of $4.3989 per share.

Our common stock is traded on the Nasdaq National Market under the symbol "VXGN." On June 5, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $5.07 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock in the section entitled "Risk Factors" beginning on page S-3 of this prospectus supplement.

Granite Financial Group, Inc. has been retained to act as agent for us in connection with the arrangement of this transaction. We have agreed to pay Granite Financial Group, Inc. the placement agent fees set forth in the table below. See "Plan of Distribution" in this prospectus supplement.

                                                        Per
                                                        Share      Total
                                                        ---------  ------------
Public offering price                                   $ 4.3989   $ 7,000,000
Placement agent fees                                    $ 0.1760   $   280,000
Proceeds, before expenses, to VaxGen                    $ 4.2229   $ 6,720,000

We expect the total offering expenses, excluding placement agent fees, to be approximately $75,000 for all sales pursuant to the prospectus supplemented by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Granite Financial Group, Inc.

                               As Placement Agent

             The date of this prospectus supplement is June 5, 2003

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither the delivery of this prospectus supplement nor the sale of common stock means that information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. These documents are not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstance under which the offer or solicitation is unlawful.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                                                     Page
                                                                          ----

FORWARD-LOOKING INFORMATION................................................S-1

PROSPECTUS SUPPLEMENT SUMMARY..............................................S-1

RISK FACTORS...............................................................S-3

USE OF PROCEEDS...........................................................S-12

DILUTION..................................................................S-12

PLAN OF DISTRIBUTION......................................................S-13

LEGAL MATTERS.............................................................S-13


BASE PROSPECTUS                                                           Page
                                                                          ----

ABOUT THIS PROSPECTUS........................................................1

VAXGEN.......................................................................1

THE SECURITIES WE MAY OFFER..................................................2

FORWARD-LOOKING INFORMATION..................................................4

RATIO OF EARNINGS TO FIXED CHARGES...........................................4

USE OF PROCEEDS..............................................................5

DESCRIPTION OF CAPITAL STOCK.................................................5

DESCRIPTION OF DEBT SECURITIES...............................................9

DESCRIPTION OF WARRANTS.....................................................14

LEGAL OWNERSHIP OF SECURITIES...............................................16

PLAN OF DISTRIBUTION........................................................19

LEGAL MATTERS...............................................................21

EXPERTS.....................................................................21

WHERE YOU CAN FIND MORE INFORMATION.........................................21

                           FORWARD-LOOKING INFORMATION

This prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the "safe harbor" created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "predict," "potential" and similar words or phrases or the negatives of these words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in these statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement.

Because the risk factors referred to above, as well as the risk factors incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                          PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section.

                                BUSINESS OVERVIEW

VaxGen was formed to continue development of AIDSVAX, a preventive vaccine candidate against HIV/AIDS. At that time, Genentech, Inc. ("Genentech") licensed to us the technology necessary for completing development and commercialization of AIDSVAX under a license agreement. Currently, Genentech owns approximately 8.5% of our outstanding common stock.

Until 2002, our work was focused on developing and testing AIDSVAX. We broadened our operations in 2002 with the formation of Celltrion and the initiation of programs to develop preventive vaccines against anthrax and smallpox.

We were incorporated in Delaware in November 1995. Our principal executive offices are located at 1000 Marina Boulevard, Suite 200, Brisbane, CA 94005, and our telephone number is (650) 624-1000. Our website is http://www.vaxgen.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

VaxGen, the VaxGen logo and AIDSVAX are trademarks of VaxGen, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

  Common stock offered............................    1,591,307 shares

  Common stock to be outstanding after this
  offering........................................    Following this offering,
                                                      there will be 19,626,562
                                                      shares of our common stock
                                                      outstanding. This number
                                                      is based on the number of
                                                      shares of common stock
                                                      outstanding on June 5,
                                                      2003. This number does not
                                                      include shares that may be
                                                      issued pursuant to the
                                                      exercise of stock options
                                                      and warrants currently
                                                      outstanding or that may be
                                                      granted under stock option
                                                      plans.

  Nasdaq National Market Symbol...................    "VXGN"

  Use of proceeds.................................    We intend to use the net
                                                      proceeds of this offering
                                                      to fund the development of
                                                      vaccine candidates for
                                                      anthrax and smallpox,
                                                      research and development
                                                      and general corporate
                                                      purposes. See "Use of
                                                      Proceeds."

                                  RISK FACTORS

An investment in our securities is risky. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus supplement, before making any investment decisions regarding our common stock. Each of these risk factors could adversely affect our business, operating results and stock price.

Risks Relating to our Business

We may need to raise additional capital, and any inability to raise required funds could harm our business.

As of March 31, 2003, we had $10,144,000 of cash and cash equivalents and investment securities. We believe that our existing cash and cash equivalents and investment securities, together with investment income and funds primarily from existing government contracts and grants, will enable us to meet our forecasted expenditures through November 2003, but our existing capital resources will not be sufficient to commercialize AIDSVAX. In addition, we have based this estimate on assumptions that may prove to be wrong. In addition, our accountants have expressed doubt about our ability to continue as a going concern. Even if we are technically able to successfully develop AIDSVAX in light of our recent clinical trials, we expect additional development efforts and clinical trials will add several years to the development timeline and result in substantial additional expense. We are unable to fund these efforts with our current financial resources. As a result, we will need to obtain additional funding to support our vaccine candidates as well as to continue operations past November 2003. We do not know if additional financing will be available, at all or on acceptable terms. Any additional equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements will require us to relinquish our rights to certain technologies drug candidates or marketing territories. If we fail to raise sufficient funds, we would have to curtail or cease operations.

We depend on the award of government contracts, which involve the coordination of several government agencies, for the development of our anthrax vaccine. The process of procuring government contracts is lengthy and uncertain. If we fail to obtain future contracts to pursue advanced development of our anthrax vaccine, or provide an emergency stockpile, we may be unable to commercialize the product.

We have entered into a contract with the National Institutes of Health ("NIH") to develop an anthrax vaccine. The contract requires us to provide a plan for how it could manufacture an emergency stockpile of at least 25 million doses. However, the contracts for advanced development and the emergency stockpile are each subject to separate awards, which we must compete for. The process of obtaining government contracts is lengthy and uncertain, and we cannot be certain that we would be awarded these contracts.

In addition, the federal government has undertaken multiple commitments to help secure improved countermeasures against bio-terrorism, including those, which might arise from the illegal use of smallpox and anthrax. The determination of when and whether a product is ready for use and large scale purchase will be made by a combination of players, including the Food and Drug Administration ("FDA"), the NIH, the Centers for Disease Control and Prevention ("CDC"), and the Department of Homeland Security. In addition, President Bush has proposed and Congress is actively considering measures to speed up the review of countermeasure products by the NIH, the review process by the FDA and the final government procurement contracting authority. We cannot predict the timing of enactment of pending legislation, including Project BioShield, nor can we predict the decisions that will be made in the future by various government agencies.

Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials. We may not succeed in our efforts to develop AIDSVAX based on our preliminary results and not meeting the primary endpoint of the Phase III clinical trial.

We must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and statistically significant efficacy of our product candidates before they can be approved for commercial sale. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials. AIDSVAX is our most advanced product candidate. We recently announced data from the first of two Phase III clinical trials for AIDSVAX, in which we failed to meet the primary endpoint of the trial, but did observe some evidence of efficacy in certain racial subgroups. We will need to modify the vaccine in order to continue developing it for use in a broad population. In addition, we believe that we will have to conduct additional clinical trials of AIDSVAX in order to obtain approval from the FDA either in a broad patient population or in any particular subgroups. These development efforts and subsequent clinical trials are lengthy and expensive, and the outcome is uncertain. Even with modifications, we may discover that AIDSVAX fails to protect individuals from contracting HIV. If we are unable to successfully develop AIDSVAX, we will be unable to generate revenue from this product opportunity, and our stock price is likely to decline.

We have limited experience in developing other types of vaccines and products, such as smallpox and anthrax vaccines, and may be unable to develop other vaccines and products, which could adversely affect our ability to execute our business strategy, our business and our financial condition.

Part of our business strategy is to develop biologic products for the prevention and treatment of human infectious diseases. In September 2002, we were awarded a contract from the National Institute of Allergy and Infectious Diseases ("NIAID") to develop a new anthrax vaccine and to create a feasibility plan to manufacture an emergency stockpile of 25 million doses. In December 2002, we entered into agreements with Chemo-Sero-Therapeutic Research Institute ("Kaketsuken") to initiate development of Kaketsuken's attenuated smallpox vaccine for use in the United States. We have only limited experience in developing other types of vaccines and products, so we may not be able to develop either an effective anthrax vaccine or a smallpox vaccine for use in the United States or receive the appropriate regulatory approvals to distribute either vaccine candidate in the U.S. If these development efforts fail, it could adversely affect our ability to execute our business strategy, our business and our financial condition.

Delay in completing our clinical trials could jeopardize our ability to obtain regulatory approval to market AIDSVAX on a timely basis.

We expect to complete our Thai clinical trials in the second quarter of 2003 and announce results sometime in the second half of 2003. Completion of our clinical trial, and announcement of the results of the trial could be delayed for a variety of reasons, including:

      o     lower-than-anticipated retention rate of volunteers in the trial;

      o     serious adverse events related to the vaccine;

      o our principal third-party investigator may not perform our clinical trials on our anticipated schedule or consistent with a clinical trial protocol, and other third-party organizations may not perform data collection and analysis in a timely or accurate manner; or

      o different interpretations of our preclinical and clinical data, which could lead initially to inconclusive results.

Our development costs will increase if we have material delays in our clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products and product candidates will be harmed, and our prospects for profitability will be impaired. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain domestic or foreign regulatory approval.

If we fail to comply with extensive regulations enforced by domestic and foreign regulatory authorities, the commercialization of our product candidates could be prevented or delayed.

Vaccine candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining and complying with FDA, other governmental and foreign regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. It also subjects us to the following risks and obligations, among others.

      o The FDA or foreign regulators may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied.

      o The FDA or foreign regulators may require additional testing for safety and efficacy.

      o If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution; for example, the FDA may approve the licenses for only high-risk populations.

      o The FDA or foreign regulators may not approve our manufacturing processes or manufacturing facilities, or may require additional clinical studies to establish the safety, purity and potency of our product candidates.

      o Even if United States regulatory approval for any product is obtained, the license will be subject to continual review, and newly discovered or developed safety or efficacy data may result in revocation of the marketing license.

      o If regulatory approval of the vaccine candidate is granted, the marketing of that vaccine would be subject to adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved or "off-label" uses.

      o We will be subject to continual regulatory review and periodic inspection and approval of manufacturing modifications, including compliance with the FDA's cGMPs regulations.

In addition, the FDA stringently applies regulatory standards for manufacturing. Failure to comply with any of these post-approval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. There can be no assurance that we will avoid incurring significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on us.

We receive funding from the U.S. Government, and in the future we may receive significant orders from the U.S. Government, if the U.S. Government fails to continue funding or purchasing products we manufacture, our business will be harmed.

We have received funding from the U.S. Government for the development of an anthrax vaccine. Changes in government budgets and agendas may result in future funding to be decreased and de-prioritized. Furthermore, we cannot be certain of the timing of any future funding. The failure of the U.S. Government to continue to fund our research and development programs would harm our business. Similarly, if we develop any anthrax vaccine candidate that is approved by the FDA, the U.S. Government is likely to be our largest customer for this product. The failure of the U.S. Government to place sufficient orders for this product or to place orders on a timely basis would be harmful to our future business. Even if the U.S. Government were to become a customer, we would be subject to additional governmental contract requirements, and future sales would depend, in part, on our ability to meet those requirements, certain of which may be onerous or even impossible for us to satisfy.

The approval requirements of vaccines used to fight bio-terrorism are still evolving, and we cannot be certain that any vaccines we develop, if effective, would meet these requirements.

The approval requirements of vaccines used to fight bio-terrorism are still evolving, and we cannot be certain that any vaccines we develop, if effective, would meet the approval requirements of regulatory authorities. We are developing products based upon current policies regulating these vaccines. Our business is subject to substantial risk because these policies may change quickly and unpredictably and in ways that could impair our ability to obtain regulatory approval of these products.

Our product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

Our success depends on our ability to successfully develop and obtain regulatory approval to market new biopharmaceutical products. A significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed.

Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including:

      o lack of sufficient prevention benefit or unacceptable safety during preclinical studies or clinical trials;

      o     failure to receive necessary regulatory approvals;

      o     existence of proprietary rights of third parties; and

      o inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

We face competition from several companies with greater financial, personnel and research and development resources than ours.

Several of our competitors have announced that they are trying to develop an HIV vaccine and are planning, conducting or have completed Phase I or Phase II clinical trials. In addition, several of these companies are developing new drug therapies and other treatments that may mitigate the impact of the disease. Our competitors are also developing vaccine candidates for anthrax and smallpox, which would compete with the vaccine candidates we are developing. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases that we target that are:

      o     more effective;

      o     have fewer or less severe adverse side effects;

      o     are easier to administer; or

      o are less expensive than the products or product candidates we are developing.

Even if we are successful in developing effective drugs, obtaining FDA and other required regulatory approvals and commercializing them, our products may not compete effectively with these products or other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed. Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

We have only a limited operating history and we expect to continue to generate losses.

To date, we have engaged primarily in research, development and clinical testing. At March 31, 2003, we had an accumulated deficit of approximately $148,800,000. We expect to incur substantial losses in the future.

Our South Korean manufacturing joint venture may not be successful.

In February 2002, we entered into a joint venture, Celltrion, with a group of South Korean investors for the purpose of building and operating a manufacturing facility in Incheon, South Korea, and a smaller manufacturing facility in South San Francisco. We have not yet completed the full capitalization of, or the transfer of all technology to, Celltrion. Celltrion will be unable to complete its capitalization and unable to build a manufacturing facility in South Korea or in South San Francisco, if Celltrion is unable to secure or raise the necessary funding or does not receive the necessary technology for the manufacture of AIDSVAX or other biopharmaceutical products.

Even if Celltrion successfully builds its manufacturing facilities, we cannot be certain that the facilities will pass domestic or foreign regulatory approvals or be able to manufacture the vaccine candidates we are developing or third parties' products in commercial quantities, on a cost-effective basis or at all.

In addition, the political, social and economic situation of South Korea, and the stability of the Korean peninsula as a whole, may not continue to provide an environment in which we would be able to manufacture the vaccine candidates we are developing cost-efficiently or at all. The South Korean government may impose regulations or restrictions that would make it difficult, impractical or impossible, whether economically, legally or otherwise, for us to conduct our business there. Celltrion's manufacturing operations may expose our business to numerous risks inherent in international operations including:

      o     foreign currency controls;

      o     currency fluctuations;

      o     trade restrictions or changes in tariffs;

      o the difficulties associated with staffing and managing international operations;

      o     generally longer receivables collection periods;

      o     potentially limited protection for intellectual property rights;

      o     potentially adverse taxes; and

      o     international conflict and war.

If Celltrion is unable to manufacture AIDSVAX or other vaccines or products, or if it becomes commercially impractical for Celltrion to manufacture those products, we may not recoup the cost of our investment, and our business and results of operations will suffer.

Our use of hazardous materials, chemicals and viruses exposes us to potential liabilities.

Our research and development involves the controlled use of hazardous materials, chemicals, and viruses. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines.

We may become subject to product liability claims, which could reduce demand for our products or result in damages that exceed our insurance limitation.

We face an inherent risk of exposure to product liability suits in connection with vaccines being tested in human clinical trials or sold commercially. We may become subject to a product liability suit if any vaccine we develop causes injury, or if vaccinated individuals subsequently become infected or otherwise suffer adverse effects from our vaccines or products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine or product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. If a product liability claim is brought against us, the cost of defending the claim would be significant and any adverse determination may result in liabilities in excess of our insurance coverage. We currently have product liability insurance in the amount of $25,000,000. However, we cannot be certain that our current insurance can be maintained, or additional insurance coverage could be obtained, on acceptable terms, if at all.

Legislation limiting or restricting liability for medical products used to fight bio-terrorism is evolving, and we cannot be certain that any such protections will apply to our vaccines or products.

Legislation relating to medical products used to fight bio-terrorism is evolving, and may enable the United States government to release and use certain medical products prior to such products obtaining FDA or other regulatory approval. According to the terms of one proposed bill, upon a declaration of emergency, the United States government may authorize the introduction and use of a qualified medical product (possibly the anthrax vaccine, currently under development with government funding, and the smallpox vaccine) prior to either such medical product obtaining FDA regulatory approval. Further, such proposed legislation provides that the United States government may elect to purchase and stockpile quantities of vaccines or products prior to receipt of regulatory approval to fight bio-terrorism. Legislation limiting or restricting liability for the use of such vaccines is evolving, and we cannot be certain that any such protections will apply to the vaccines or products developed by us. If the legislation does not provide sufficient protection, and we are not able to obtain these protections by contract, we may become subject to product liability suits and other third party claims if vaccines or products developed by us cause injury, or if vaccinated individuals subsequently become infected or otherwise suffer adverse effects from such vaccines or products. We currently have product liability insurance in the amount of $25,000,000. However, we cannot be certain that our current insurance will cover such claims, or that adequate insurance coverage can be obtained.

Political or social factors may delay or reduce revenues by delaying or impairing our ability to market AIDSVAX or any other vaccine or product.

Products developed for use in addressing the HIV/AIDS epidemic have been, and will continue to be, subject to competing and changing political and social pressures. Similarly products developed to treat or combat the threat of bio-terrorism will be subject to changing political and social environments. The political and social responses to the HIV/AIDS epidemic and to bio-terrorism have been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our products to market or limit pricing of our products, which would harm our business.

Failure to hire and retain key management employees could adversely affect our ability to obtain financing, develop AIDSVAX and other products, conduct clinical trials or execute our business strategy.

We are highly dependent on our senior management and scientific staff, particularly Lance Gordon, Ph.D., our Chief Executive Officer, Donald Francis, M.D., D.Sc., our President, and Phillip Berman, Ph.D., our Senior Vice President, Research & Development. These individuals have played a critical role in raising financing, negotiating business development opportunities, developing the vaccine and conducting clinical trials. The loss of the services of any of these key members of senior management and scientific staff may prevent us from achieving our business objectives.

Failure to protect our intellectual property or infringing on the intellectual property rights of others could harm our business and cause our stock price to fall.

If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we infringe the intellectual property rights of others, we may be prevented from developing or marketing AIDSVAX or other products. We rely on patent and other intellectual property protection to prevent our competitors from manufacturing and marketing AIDSVAX and other products. Our technology, including technology licensed from Genentech, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends on our ability and Genentech's ability, to:

      o     obtain patents;

      o     protect trade secrets;

      o     operate without infringing upon the proprietary rights of others;
            and

      o     prevent others from infringing on our proprietary rights.

We cannot be certain that our patents or patents that we license from Genentech will be enforceable and afford protection against competitors. We cannot assure you that our operations or technology will not infringe intellectual property rights of others. If we infringe the intellectual property of others, there can be no assurance that we would be able to obtain licenses to use the technology on commercially reasonable terms or at all.

Risks Relating to Our Relationship with Genentech and Our Relationships with other Third Parties

We intend to rely on third parties for the production, sales or marketing of our vaccines if they are successfully developed. Our dependence on third parties may delay or impair our ability to generate revenues, or adversely affect our profitability.

Since inception we have been primarily focused on research and development of AIDSVAX. We lack any sales or marketing history, and as of present do not have plans on developing internally such capability. We intend to rely on third parties for the sales and marketing of our products. Our lack of sales and marketing personnel and distribution relationships may impair our ability to generate revenues. We are also entirely dependent on third parties to produce AIDSVAX. To date, we have relied on Genentech for this purpose. Genentech currently has an exclusive option to manufacture AIDSVAX, although they have consented to our participation in Celltrion, our South Korean manufacturing joint venture. Our license agreement with Genentech does not specify the price we will be required to pay Genentech to manufacture AIDSVAX. Genentech is not able to assure us that it will have adequate manufacturing capacity to produce AIDSVAX for us on a commercial scale.

Our license agreement with Genentech, as amended effective as of May 1, 2002, permits Genentech to terminate the agreement, or terminate the exclusivity of our license, if we:

      o fail to use due diligence in developing, seeking regulatory approval for, marketing or commercializing products covered by the agreement;

      o fail to file the first market approval application for AIDSVAX with the FDA prior to May 1, 2004; provided, that this date may be extended to May 1, 2006 if our Phase III clinical trials do not meet all of their primary endpoints; or

      o breach the license agreement and fail to cure the breach within the time period provided in the agreement.

If Genentech were to terminate our license agreement, we would not be able to develop or market AIDSVAX.

Risks Related to the Issuance of Series A 6% Cumulative Redeemable Convertible Preferred Stock (Series A Preferred Stock) and Warrants

We may be obligated to redeem the Series A Preferred Stock, the common stock issued on exercise of the warrants and/or the warrants at a premium to the purchase or exercise price.

On May 23, 2001 we completed a private placement in which we issued 20,000 shares of our Series A Preferred

Stock and warrants to purchase common stock for aggregate proceeds of $20,000,000. As of March 31, 2003, there were 3,800 shares of Series A Preferred Stock and warrants to purchase 530,672 shares of common stock outstanding. The terms of our Series A Preferred Stock, and the warrants, give the holders the right to require us to redeem all of the outstanding Series A Preferred Stock, common stock issued on exercise of the warrants, and/or the warrants, under certain circumstances, including:

      o     on May 23, 2004, with respect to the Series A Preferred Stock;

      o     at a 15% premium upon a change of control; and

      o at a 20% premium if we breach certain of our obligations under the purchase agreements, if our stock is delisted or not quoted on an approved stock exchange or the Nasdaq National Market or Small Cap Market for 5 consecutive days or if we are insolvent or certain actions are taken as part of a bankruptcy proceeding.

Our redemption of the Series A Preferred Stock, common stock issued on conversion of the Series A Preferred Stock or on exercise of the warrants, and/or the warrants, if any of these circumstances were to happen they would require the expenditure of a significant amount of cash that could substantially exceed the proceeds that we received in the private placement.

Our stockholders could experience substantial dilution as result of the issuance of additional preferred stock.

Our board of directors has the authority to establish the designation of 19,979,500 additional shares of preferred stock that are convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. The issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.

If the holders of the Series A Preferred Stock and the warrants elect to have the Series A Preferred Stock and the warrants assumed by a potential acquirer of VaxGen, or redeemed by VaxGen, the acquirer could be deterred from completing the acquisition.

The Series A Preferred Stock and the warrants permit the holders to elect to have their shares of Series A Preferred Stock and the warrants remain outstanding after an acquisition of VaxGen and to have the acquirer assume all of our obligations to the holder. The Series A Preferred Stock also permits the holders of Series A Preferred Stock to require us to repurchase the Series A Preferred Stock, at a premium, in connection with an acquisition. The ability to force an acquirer to assume the Series A Preferred Stock and the warrants, and the ability to force us to repurchase the Series A Preferred Stock at a premium, in the event of a merger could deter a potential acquirer from completing an acquisition of VaxGen.

We may be required to obtain the consent of the holders of Series A Preferred Stock before taking corporate actions, which could harm our business.

Our certificate of incorporation requires us to obtain the consent of the holders of the Series A Preferred Stock before we may issue securities that have senior or equal rights as the Series A Preferred Stock or incur unsecured indebtedness for borrowed money, or take other actions with respect to the Series A Preferred Stock or securities that have fewer rights than the Series A Preferred Stock. We are also required to obtain the consent of the holders of the Series A Preferred Stock before we amend or modify our certificate of incorporation or bylaws to change any of the rights of the Series A Preferred Stockholders. While these obligations may deter a potential acquirer from completing a transaction with us, they may also prevent us from taking corporate actions that would be beneficial to us and our stockholders.

Other Risks

If we are unable to maintain our Nasdaq National Market listing, it could have a material adverse impact on our stock price, the market for our stock and our ability to raise capital.

Our common stock trades on The Nasdaq National Market. In order to continue trading on The Nasdaq National Market, we must satisfy the continued listing requirements for that market. While we are presently in compliance with the continued listing requirements, we may not be able to maintain compliance with them.

Under The Nasdaq National Market continued listing requirements, the minimum net tangible asset requirement was replaced with a minimum stockholders' equity requirement of $10,000,000 and, if a company does not have $10,000,000 of stockholders' equity, it is required, among other things, to maintain a minimum bid price of $1.00. At March 31, 2003, we had stockholders' equity of $8,473,000 and, therefore, to continue trading on The Nasdaq National Market we will be required to maintain a minimum bid price of $1.00 for our common stock. If the minimum bid price for our common stock is below $1.00 for 30 consecutive trading days, we would have 90 calendar days to regain compliance. If we fail to comply with this or the other applicable continued listing requirements that became effective on November 1, 2002, our common stock may be delisted from The Nasdaq National Market.

A delisting of our common stock from The Nasdaq National Market would materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, any such delisting would materially adversely affect our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, which could materially harm our business.

If we are delisted from the Nasdaq National Market, we will also face a variety of legal consequences that will likely negatively affect our business including, without limitation, the following:

      o we may lose our exemption from the provisions of Section 2115 of the California Corporations Code, which imposes aspects of California corporate law on certain non-California corporations operating within California. As a result, (1) our stockholders would be entitled to cumulative voting, and (2) we would be subject to more stringent stockholder approval requirements and more stockholder-favorable dissenters' rights in connection with certain strategic transactions;

      o the state securities law exemptions available to us would be more limited and, as a result, future issuances of our securities may require time-consuming and costly registration statements and qualifications; and

      o due to the application of different securities law exemptions and provisions, we may be required to amend our stock option and stock purchase plans and comply with time-consuming and costly administrative procedures.

Our stock price may be volatile, and your investment in our stock could decline in value.

The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

      o     adverse results or delays in clinical trials;

      o     delays in our product development efforts;

      o     failure to win future government contracts for anthrax or smallpox;

      o     real or perceived safety issues with any of our vaccine candidates;

      o delays in completion of our manufacturing facilities in South Korea and the U.S.;

      o     changes in financial estimates by securities analysts;

      o rumors about our business prospects, product development efforts or clinical trials;

      o new products or services offered by us or our competitors or announcements relating to product developments by our competitors;

      o     issuances of debt or equity securities;

      o sales by our stockholders of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants and conversion of the Series A Preferred Stock; and

      o     other events or factors, many of which are beyond our control.

In addition, the stock market in general, and The Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

                                 USE OF PROCEEDS

The net proceeds to us from the sale of the 1,591,307 shares of common stock in this offering are estimated to be $6,645,000, based on an offering price of $4.3989 per share and after deducting estimated offering expenses payable by us.

We anticipate using the net proceeds from the sale of the common stock offered by this prospectus supplement to fund the development of vaccine candidates for anthrax and smallpox and research and development and to provide working capital and for general corporate purposes. The amounts and timing of the expenditures will depend on numerous factors, such as the timing, progress and results of research and development efforts, technological advances and the competitive environment for our products candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering, accordingly, we will retain broad discretion over the use of these proceeds.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                    DILUTION

The net tangible book value of our common stock on May 31, 2003, was approximately $16.8 million, or approximately $0.93 per common share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding as of May 31, 2003. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchaser of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of 1,591,307 shares of common stock offered by this prospectus supplement at an offering price of $4.3989 per share, after deducting estimated offering expenses, our net tangible book value at May 31, 2003 would have been approximately $23.5 million or $1.20 per share. This represents an immediate decrease in net tangible book value of $3.1989 per share to the new investor purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Offering price.................................................            $4.3989
    Net tangible book value per share as of May 31, 2003.......   $ 0.93
    Increase per share attributable to the new investor........     0.27
                                                                  ------

Net tangible book value per share after this offering..........          $  1.20
                                                                         -------
Dilution per share to the new investor.........................          $3.1989
                                                                         =======

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of May 31, 2003 and does not include shares that may be issued pursuant to the exercise of stock options and warrants currently outstanding or that may be granted under stock option plans. To the extent these options and warrants are exercised

                              PLAN OF DISTRIBUTION

We are selling the shares of common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated June 5, 2003, Granite Financial Group, Inc. has agreed to act as the placement agent for up to $7,000,000 worth of shares of our common stock. The placement agent is not purchasing or selling any shares hereby, nor is it required to arrange the purchase or sale of any specific number or dollar amount of common shares.

The placement agent proposes to arrange for the sale to one purchaser of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus through a direct purchase agreement between the purchaser and us. We will pay the placement agent a commission equal to 4% of the gross proceeds from the sale of shares of common stock.

The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

Per Share                                               $  0.1760
Maximum Offering Total                                  $  280,000

It is expected that the sale of 1,591,307 shares will be completed on June 6, 2003. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $75,000.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make in respect thereof.

                                  LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

PROSPECTUS
                                  $150,000,000

                                  VAXGEN, INC.

                                  Common Stock
                                 Preferred Stock
                            Debt Securities Warrants

================================================================================

From time to time, we may sell common stock, preferred stock, debt securities and/or warrants.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on The Nasdaq National Market under the trading symbol "VXGN." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

================================================================================

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 23 OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, FOR THE YEAR ENDED DECEMBER 31, 2001 AND BEGINNING ON PAGE 15 OF OUR QUARTERLY REPORT ON FORM 10-Q, FOR THE QUARTER ENDED SEPTEMBER 30, 2002 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

================================================================================

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

December 10, 2002

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

ABOUT THIS PROSPECTUS.........................................................1

VAXGEN, INC...................................................................1

THE SECURITIES WE MAY OFFER...................................................2

RISK FACTORS..................................................................4

FORWARD-LOOKING INFORMATION...................................................4

RATIO OF EARNINGS TO FIXED CHARGES............................................4

USE OF PROCEEDS...............................................................5

DESCRIPTION OF CAPITAL STOCK..................................................5

DESCRIPTION OF DEBT SECURITIES................................................9

DESCRIPTION OF WARRANTS......................................................14

LEGAL OWNERSHIP OF SECURITIES................................................16

PLAN OF DISTRIBUTION.........................................................19

LEGAL MATTERS................................................................21

EXPERTS......................................................................21

WHERE YOU CAN FIND MORE INFORMATION..........................................21

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and/or warrants in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, preferred stock, debt securities and/or warrants, we will provide a prospectus supplement that will contain more specific information, as set forth below under "The Securities We May Offer." We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information."

                                  VAXGEN, INC.

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccines against HIV and anthrax. VaxGen was formed in November 1995 to continue development of, and commercialize, AIDSVAX(R), a vaccine candidate designed to prevent infection by the human immunodeficiency virus, or HIV. The original AIDSVAX technology was developed by Genentech, Inc. and then licensed exclusively to us. VaxGen is currently testing AIDSVAX in humans in two large-scale Phase III clinical trials. These are the first and so far only Phase III clinical trials ever conducted for a preventive HIV vaccine. If the Phase III clinical trials demonstrate that the vaccine candidate is effective, we plan to apply to the United States Food and Drug Administration, or FDA, and foreign regulatory authorities for licenses to manufacture and sell AIDSVAX in the United States, Thailand and elsewhere.

AIDSVAX is designed to prevent infection by HIV, rather than treat established infection. AIDSVAX contains synthetic copies of the proteins from the surface of HIV. Since the vaccine contains no genetic material, AIDSVAX is incapable of causing HIV infection. Humans vaccinated with AIDSVAX form antibodies against HIV. In laboratory tests these antibodies bind to the virus and neutralize its infectivity. Vaccination with AIDSVAX stimulates immune memory, training the immune system to mobilize rapidly upon exposure to HIV.

We have developed formulations of AIDSVAX that focus on the predominant HIV subtype in North America, Europe, the Caribbean, and Australia (subtype B) and the predominant HIV subtype in Southeast Asia and parts of East Asia (subtype
E). We have commenced two Phase III clinical trials, one in North America and Europe and one in Thailand, to determine the efficacy of AIDSVAX. We expect to announce the primary results from our Phase III trial in North America and Europe in the first quarter 2003. We expect to announce primary results from our Phase III trial in Thailand in the second half of 2003. Our laboratory, with funding from the National Institutes of Health or NIH, is also working on a formulation of AIDSVAX for use in Sub-Saharan Africa, India and China, although this formulation has yet to be tested in humans.

Our strategy is to develop, test and obtain regulatory approval for various formulations of AIDSVAX. The first two approvals we plan to obtain are in North America/Europe for the formulation being tested in the North America/Europe trial and in Thailand for the formulation being tested in the Thai trial. We intend to use Celltrion, a


                                       1.

South Korean manufacturing joint venture in which we hold a significant interest, and/or other third parties, as our partner(s) for manufacturing and distribution. Genentech has an exclusive option to market and sell AIDSVAX products in North America. If Genentech does not exercise its exclusive marketing and sales option, we have the right to pursue third party arrangements for the marketing and sales of AIDSVAX products in North America.

On September 30, 2002, VaxGen was selected by the NIH to develop an anthrax vaccine candidate for civilian use. VaxGen was awarded a $13.6 million contract to conduct Phase I human trials and to develop a feasibility plan outlining how we would manufacture 25 million doses of the anthrax vaccine if we were selected for such a contract. We believe we would be eligible to receive another $13.6 million contract to conduct a Phase II trial of the anthrax vaccine candidate if we successfully complete the Phase I trial and feasibility plan.

We have incurred losses since inception as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring substantial losses over at least the next three to four years as we complete our clinical trials, apply for regulatory approvals, continue development of our technology and expand our operations.

We were incorporated in Delaware in November 1995. Our principal executive offices are located at 1000 Marina Boulevard, Suite 200, Brisbane, CA 94005, and our telephone number is (650) 624-1000. Our website is http://www.vaxgen.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

VaxGen, the VaxGen logo and AIDSVAX are trademarks of VaxGen, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                           THE SECURITIES WE MAY OFFER

      We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities with a total value of up to $150 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

            o     designation or classification;

            o     aggregate principal amount or aggregate offering price;

            o     maturity, if applicable;

            o     rates and times of payment of interest or dividends, if any;

            o     redemption, conversion or sinking fund terms, if any;

            o     voting or other rights, if any;

            o     conversion prices, if any; and

            o     important federal income tax considerations.

      The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.

      This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.


                                       2.

      We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

            o     the names of those agents or underwriters;

            o     applicable fees, discounts and commissions to be paid to them;
                  and

            o     the net proceeds to us.

      Common Stock. We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

      Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

      Debt Securities. We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

      The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

      Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the warrant agreement that contains the terms of the warrants. The warrant agreement and form of warrant containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

      We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.


                                       3.

                                  RISK FACTORS

      Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "RISK FACTORS" contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, which are incorporated herein by reference in their entirety (the "VaxGen Risk Factors").

      Investment in our securities involves a high degree of risk. You should consider carefully the VaxGen Risk Factors, as well as other information in this prospectus and the prospectus supplement before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

                           FORWARD-LOOKING INFORMATION

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the "safe harbor" created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "predict," "potential" and similar words or phrases or the negatives of these words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in these statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

      Because the risk factors referred to above, as well as the risk factors incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2001 and in the nine-month period ended September 30, 2002. "Earnings" consist of loss from operations before income taxes and fixed charges. "Fixed charges" consist of interest expense and the portion of operating lease expense that represents interest. The extent to which earnings were insufficient to cover fixed charges is as follows:

                                                   Year Ended                   Nine Months Ended
                                                   December 31,                    September 30,
                                         -------------------------------  -------------------------------
                                           1997       1998       1999       2000       2001      2002
                                         --------   --------   ---------  ---------  ---------  ---------
                                                                 (In thousands)
Deficiency of earnings available to
    cover fixed charges................  $(3,019)   $(9,045)   $(23,034)  $(31,382)  $(23,930)  $(20,852)


      Our earnings were insufficient to cover fixed charges and preference dividends in the year ended December 31, 2001 and in the nine-month period ended September 30, 2002. "Earnings" consist of loss from operations before


                                       4.

income taxes and fixed charges. "Fixed charges" consist of interest expense, the portion of operating lease expense that represents interest and preference security dividends. The extent to which earnings were insufficient to cover fixed charges and preference dividends is as follows:

                                                         Year Ended        Nine Months Ended
                                                     December 31, 2001    September 30, 2002
                                                    -------------------  --------------------
                                                                 (In thousands)
Deficiency of earnings available to cover fixed
    charges and preference dividends (1)...........      $ (24,670)           $ (21,755)

(1) At VaxGen's option, the dividends may be paid in shares of common stock based upon the fair market value of the stock on the dividend date.

As of November 30, 2002, VaxGen had used shares of common stock to make the dividend payments.

                                 USE OF PROCEEDS

      Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 40,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value, of which 20,500 shares have been designated Series A 6% Cumulative Convertible preferred stock ("Series A preferred stock"). As of November 30, 2002, there were 15,620,510 shares of common stock outstanding and 5,000 shares of Series A preferred stock outstanding. Subsequent to November 30, 2002, VaxGen was notified that one of the holders of the Series A preferred stock would be converting 1,000 shares of Series A preferred stock into common stock effective December 15, 2002. These shares will convert into 72,738 shares of common stock.

Common Stock

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of VaxGen, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued under this prospectus will be, fully paid and non-assessable.

Preferred Stock

      Pursuant to agreements with the holders of Series A preferred stock, the holders of Series A preferred stock are entitled to vote on an as-converted to common basis, provided that, for voting purposes, in no event shall the Conversion price be deemed to be less than $19.824 per share and do not have cumulative voting rights. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Without first obtaining the approval of the holders of a majority of the then outstanding shares of Series A preferred stock, VaxGen may not: (1) amend, modify or repeal its certificate of


                                       5.

designations, certificate of incorporation or bylaws; or (2) make any amendment to its certificate of incorporation or bylaws that may amend or change or adversely affect the rights, preferences, obligations or privileges of the Series A preferred stock. VaxGen is also required to obtain the approval of the holders of 75% of the outstanding shares of Series A preferred stock before it may, among other things, issue securities that have rights that are senior or equal to the rights of the Series A preferred stock or incur unsecured indebtedness for borrowed money. If we issue unsecured debt securities, we will need to obtain the consent of holders of 75% of the outstanding Series A preferred stock. Upon any liquidation, dissolution or winding up of VaxGen, before any payment or distribution of assets shall be made to stockholders, the holders of Series A preferred stock are entitled to be paid an amount equal to $1,000 per share plus all accrued but unpaid dividends and all liquidated damages, if any, due under the related registration rights agreement. The holders of Series A preferred stock are also entitled to receive cumulative dividends at the per share rate of 6% per annum, which may be paid in cash or in shares of common stock of VaxGen.

      VaxGen is required to redeem the Series A preferred stock on May 23, 2004.In addition, the holders of Series A preferred stock may require VaxGen to redeem the Series A preferred stock at a 20% premium to the purchase price if:
(1) VaxGen's stock is delisted or not quoted on an approved stock exchange or on the Nasdaq National Market or Small Cap Market for five (5) consecutive trading days; (2) VaxGen does not have a sufficient number of shares of common stock authorized to satisfy its obligations in connection with the conversion of the Series A preferred stock or exercise of certain warrants; (3) VaxGen commits a material breach under, or otherwise violates the material terms of, the transaction documents entered into in connection with the issuance of the Series A preferred stock; or (4) VaxGen is insolvent or takes other actions, or allows other actions to be taken, as part of a bankruptcy proceeding. The holders of Series A preferred stock may also require VaxGen to redeem the Series A preferred stock at a 15% premium to the purchase price if VaxGen undergoes a change in control.

      Each share of Series A preferred stock may be converted into common stock at the option of the holder at any time after issuance according to a conversion ratio, which is subject to adjustment. As of November 30, 2002, the shares of Series A preferred stock were convertible into an aggregate of 362,804 shares of common stock. The conversion ratio is determined by dividing the liquidation value ($1,000 per share plus accrued dividends) by the conversion price per share multiplied by the number of shares to be converted. The original conversion price is $23.2185, but is subject to adjustment if VaxGen issues common stock or securities convertible into common stock at a price per share which is less than the current conversion price, subject to certain exceptions.

      On November 1, 2002 a warrant to purchase VaxGen common stock was exercised at a price of $14.133 per share causing the conversion price for the Series A preferred stock to be automatically reduced to $14.133 per share. Furthermore 15,000 shares of preferred stock were converted into 1,085,138 shares of common stock, which includes accrued but unpaid dividends.

      Future issuances of securities at a price below $14.133 would cause a further decrease in the conversion price, and the potential issuance of additional shares of common stock. VaxGen may force conversion of the Series A preferred stock into common stock if at any time after May 23, 2002, the weighted average price of VaxGen's common stock for at least 20 out of 30 consecutive trading days equals or exceeds 175% of the conversion price.

      In addition to the Series A preferred stock, the board of directors is authorized to issue 19,979,500 shares of preferred stock in one or more series and to fix the rights, preferences and privileges of those shares without further action by stockholders, except for the approval rights of the holders of Series A preferred stock under certain circumstances as described above. Any shares of preferred stock so issued may have priority over the common stock with respect to dividend, liquidation and other rights. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

            o     the title and stated value;

            o     the number of shares we are offering;


                                       6.

            o     the liquidation preference per share;

            o     the purchase price;

            o the dividend rate, period and payment date and method of calculation for dividends;

            o whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

            o     the procedures for any auction and remarketing, if any;

            o     the provisions for a sinking fund, if any;

            o the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

            o any listing of the preferred stock on any securities exchange or market;

            o whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

            o whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

            o     voting rights, if any, of the preferred stock;

            o     preemption rights, if any;

            o     restrictions on transfer, sale or other assignment, if any;

            o whether interests in the preferred stock will be represented by depositary shares;

            o a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

            o the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

            o any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

            o any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

      If we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

      The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

      The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control


                                       7.

of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of common stock.

Registration Rights

      Certain holders of shares of our common stock are entitled to certain rights with respect to registration of those shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense, on not more than two occasions and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents.

      Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

      Charter Documents. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Our certificate of incorporation also provides that as long as the Company is subject to the reporting requirements of section 13 of the Exchange Act, as amended, the stockholders shall not have the right to take any action by written consent. Our certificate of incorporation authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

      Our bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board or the president. The bylaws also provide that stockholders seeking to bring business before an annual or special meeting must provide timely notice in writing. To be timely, a stockholder's notice must be transmitted:

(1) of less than 120 days prior to the first anniversary of the date that the proxy statement was first released to the stockholder's in connection with the previous year's annual meeting;

(2) reasonable time before the Company begins to print and mail its proxy materials if the date of the current year's annual meeting has been changed by more than thirty (30) days from the date of the previous year's meeting; or

(3) of more than seven (7) days following the mailing to the stockholders of the notice of annual meeting with respect to the current year's annual meeting, if the Company did not release a proxy statement to stockholders in connection with the previous year's annual meeting, or if no annual meeting was held during such year.

      The bylaws also contain specific requirements for the form of a stockholder's notice. These provisions have anti-takeover effects that may deter a change in control of us.

      Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar


                                       8.

      The transfer agent and registrar for our common stock the common stock is ChaseMellon Shareholder Services, Seattle, Washington. Its address is 85 Challenger Road, Ridgefield Park, N.J. 07660 and its telephone number is (800) 522-6645.

                         DESCRIPTION OF DEBT SECURITIES

      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.

      While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

      We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture.

      The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

      The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

      We will describe in each prospectus supplement the following terms relating to a series of notes:

            o     the title;

            o the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

            o     any limit on the amount that may be issued;

            o whether or not we will issue the series of notes in global form, the terms and who the depository will be;

            o     the maturity date;

            o whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

            o the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

            o whether or not the notes will be secured or unsecured, and the terms of any secured debt;


                                       9.

            o the terms of the subordination of any series of subordinated debt;

            o     the place where payments will be payable;

            o our right, if any, to defer payment of interest and the maximum length of any such deferral period;

            o the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

            o the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes and the currency or currency unit in which the debt securities are payable;

            o whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

            o whether we will be restricted from incurring any additional indebtedness or issuing additional securities;

            o a discussion of any material or special United States federal income tax considerations applicable to the notes;

            o     information describing any book-entry features;

            o provisions for a sinking fund purchase or other analogous fund, if any;

            o any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;

            o whether the debt securities are to be offered at a price such that they will be deemed to be offered at an "original issue discount" as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

            o the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

            o any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

      We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

      The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.


                                      10.

      If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

      The following are events of default under the indentures with respect to any series of notes that we may issue:

            o if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

            o if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

            o if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

            o if specified events of bankruptcy, insolvency or reorganization occur.

      If an event of default with respect to notes of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

      The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

            o the direction so given by the holder is not in conflict with any law or the applicable indenture; and

            o subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

            o the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;


                                      11.

            o the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

            o the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 90 days after the notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

      We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

      We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

            o to fix any ambiguity, defect or inconsistency in the indenture;

            o to comply with the provisions described above under "Consolidation, Merger or Sale";

            o to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

            o to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

            o to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

            o to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

            o to change anything that does not materially adversely affect the interests of any holder of notes of any series.

      In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

            o     extending the fixed maturity of the series of notes;

            o reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any notes; or

            o reducing the percentage of notes, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:


                                      12.

            o register the transfer or exchange of debt securities of the series;

            o replace stolen, lost or mutilated debt securities of the series;

            o     maintain paying agencies;

            o     hold monies for payment in trust;

            o     recover excess money held by the debenture trustee;

            o     compensate and indemnify the debenture trustee; and

            o     appoint any successor trustee.

      In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

      We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

      At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

      If we elect to redeem the notes of any series, we will not be required to:

            o issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

            o register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.


                                      13.

Information Concerning the Debenture Trustee

      The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

      We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

      All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

      The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Notes

      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

                             DESCRIPTION OF WARRANTS

      As of November 30, 2002, there were outstanding warrants to purchase 530,673 shares of VaxGen common stock at an exercise price of $14.133 per share, which expire on May 23, 2006. The exercise price of the warrants is subject to adjustment if VaxGen issues common stock or securities convertible into common stock at a price per share which is less than the exercise price per share, subject to certain exceptions. If the exercise price of the warrants is adjusted, the number of shares of common stock issuable upon exercise of the warrants will be proportionately adjusted to ensure that the aggregate exercise price to be paid by the holders of the warrants upon full exercise of the warrants will remain the same.

      The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in


                                      14.

more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.

General

      We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

            o     the offering price and aggregate number of warrants offered;

            o     the currency for which the warrants may be purchased;

            o if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

            o if applicable, the date on and after which the warrants and the related securities will be separately transferable;

            o in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

            o in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

            o the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

            o     the terms of any rights to redeem or call the warrants;

            o any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

            o the dates on which the right to exercise the warrants will commence and expire;

            o the manner in which the warrant agreement and warrants may be modified;

            o federal income tax consequences of holding or exercising the warrants;

            o the terms of the securities issuable upon exercise of the warrants; and

            o any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

      Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

            o in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

            o in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.


                                      15.

Exercise of Warrants

      Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

      Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

      Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

                          LEGAL OWNERSHIP OF SECURITIES

      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its


                                      16.

participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.

      This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

            o     how it handles securities payments and notices;

            o     whether it imposes fees or charges;

            o how it would handle a request for the holders' consent, if ever required;

            o whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

            o how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and


                                      17.

            o if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

      A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

      As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers.

      We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

      If securities are issued only in the form of a global security, an investor should be aware of the following:

            o An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

            o An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

            o An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

            o An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

            o The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of


                                      18.

                  ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

            o The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

            o Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

      There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

      The global security will terminate when the following special situations occur:

            o if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

            o if we notify any applicable trustee that we wish to terminate that global security; or

            o if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

                              PLAN OF DISTRIBUTION

      We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the securities, including:

            o     the name or names of any underwriters, if any;

            o the purchase price of the securities and the proceeds we will receive from the sale;

            o any over-allotment options under which underwriters may purchase additional securities from us;

            o any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

            o     any initial public offering price;

            o any discounts or concessions allowed or reallowed or paid to dealers; and


                                      19.

            o any securities exchange or market on which the securities may be listed.

      Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

      If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement.

      Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

      We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

      Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

      We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

      We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

      All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

      Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids for the purpose of preventing or retarding a decline in the market price for a security so long as (1) the stabilizing bid does not exceed a specified maximum, (2) the underwriters do not maintain more than one stabilizing bid in any one market at the same price at the same time, (3) the stabilizing transactions only occur in connection with a firm commitment underwritten offering, and (4) the underwriters maintain records of covering transactions, penalty bids and stabilization information for three years. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum and the underwriter notifies the market on which the transaction is effected and discloses the purpose of such transaction to the person to whom the bid is placed or transmitted. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.


                                      20.

      Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

      In compliance with NASD guidelines, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

                                  LEGAL MATTERS

      The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

      The financial statements of VaxGen, Incorporated (a development stage enterprise) as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and for the period from November 27, 1995 (inception) through December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock and preferred stock, debt securities and/or warrants we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

      The following documents filed with the SEC are incorporated by reference in this prospectus:


                                      21.

      1. Our annual report on Form 10-K, for the year ended December 31, 2001;

      2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

      3. Our current reports on Form 8-K, filed with the SEC on February 27, 2002, May 13, 2002, July 15, 2002, October 4, 2002, October 22,
            2002, November 7, 2002 and November 19, 2002;

      4. Our annual report on Form 11-K, for the year ended December 31, 2001; and

      5. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 23, 1999, including any amendments or reports filed for the purposes of updating this description.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to VaxGen, Inc.,
Attention: Investor Relations, VaxGen, Inc., 1000 Marina Boulevard, Suite 200, Brisbane, CA 94005, telephone number (650) 624-1000.


                                      22.